As filed with the Securities and Exchange Commission on October 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GRIDAI TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Delaware	46-4993860
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

433 Plaza Real, Suite 275 Boca Raton, FL	33432
(Address of Principal Executive Offices)	(Zip Code)

2020 OMNIBUS EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

(Full title of the plan)

Jason D. Sawyer

Chief Executive Officer

GridAI Technologies Corp.

433 Plaza Real, Suite 275,

Boca Raton, FL 33432

(Name and address of agent for service)

Telephone: (561) 589-7020

(Telephone Number, Including Area Code of agent for service)

Copies to:

Ross Carmel, Esq.

Avital Perlman, Esq.

Sichenzia Ross Ference Carmel LLP

1185 Avenue of the Americas, 26th Floor

New York, New York 10036

Telephone: (212) 930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by GridAI Technologies Corp. (f/k/a Entero Therapeutics, Inc.) (the “Registrant” or “Company”) for the purpose of registering additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), under the Company’s 2020 Omnibus Equity Incentive Plan, as amended and restated (the “Plan”), which was approved by the Board of Directors and stockholders of the Registrant and took effect on September 11, 2020. This Registration Statement registers an additional 3,690,190 shares of Common Stock available for issuance under the Plan, pursuant to the Plan’s “evergreen” provision.

The shares of Common Stock registered pursuant to this Registration Statement are of the same class of securities as the 111,359 shares of Common Stock registered for issuance under the Plan pursuant to the currently effective Registration Statements on Form S-8 filed on April 4, 2023 (Registration No. 333-271124), August 21, 2023 (Registration No. 333-274118) and June 24, 2024 (Registration No. 333-280430) (collectively, the “Previous Registration Statements”). The information contained in the Previous Registration Statements is hereby incorporated by reference pursuant to General Instruction E, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.

This Registration Statement includes, pursuant to General Instruction C to Form S-8 and Rule 429 of the Securities Act, a re-offer prospectus in Part I (the “Reoffer Prospectus”). The Reoffer Prospectus may be utilized for reofferings and resales by certain executive officers and directors listed in the Reoffer Prospectus who may be deemed “affiliates” of the Company and other consultants listed in the Reoffer Prospectus, on a continuous or a delayed basis in the future of up to 2,304,158 shares of Common Stock. These shares constitute “control securities” or “restricted securities” which have been issued prior to or issuable after the filing of this Registration Statement. The Reoffer Prospectus does not contain all of the information included in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements contained in this Reoffer Prospectus as to the contents of any agreement, instrument or other document referred to are not necessarily complete. With respect to each such agreement, instrument or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

Because the Registrant does not currently satisfy the registrant requirements for use of Form S-3, pursuant to General Instruction C.1 to Form S-8 the amount of Common Stock to be reoffered or resold by means of the Reoffer Prospectus by each Selling Stockholder, and any other person with whom such Selling Stockholder is acting in concert for the purpose of selling securities of the Registrant, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

GridAI Technologies Corp., a Delaware corporation (the “Company”, “us”, “our” or “we”), has prepared this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 3,690,190 shares of our common stock, par value $0.0001 per share (the “Common Stock”), under the Company’s 2020 Omnibus Equity Incentive Plan, as amended and restated (the “Plan”), in connection with the increase in the number of shares available for issuance under the Plan pursuant to the evergreen provision included therein. Of the 3,690,190 shares registered hereby, (i) 1,386,032 shares are reserved for future awards under the Plan and (ii) 2,304,158 shares are covered by the reoffer prospectus included herein (the “Reoffer Prospectus”). The Reoffer Prospectus is prepared in accordance with the requirements of Part I of Form S-3 pursuant to General Instruction C of Form S-8 for reoffers and resales by Selling Stockholders of Common Stock acquired or to be acquired under the Plan.

Pursuant to the Note to Part I on Form S-8, the documents containing the information specified in Part I of this Registration Statement will be sent or given to plan participants (including to all employees eligible to participate in the Plan) as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

REOFFER PROSPECTUS

Up to 2,304,158 Shares of Common Stock under the GridAI Technologies Corp.

2020 Omnibus Equity Incentive Plan, as amended and restated

This prospectus relates to the resale of up to 2,304,158 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of GridAI Technologies Corp., a Delaware Corporation (the “Company”, “GridAI”, “us”, “our”, or “we”), which may be offered and sold from time to time by certain stockholders of the Company (the “Selling Stockholders”) who have acquired or will acquire such Shares in connection with the exercise of stock options granted, and with stock or other awards made, and with the purchase of stock under, the Company’s 2020 Omnibus Equity Incentive Plan, as amended and restated (the “Plan”). The Plan is intended to provide incentives which will attract, retain, and motivate highly competent persons such as officers, employees, directors, and consultants to our Company by providing them opportunities to acquire shares of our Common Stock. Additionally, the Plan is intended to assist in further aligning the interests of our officers, employees, directors and consultants to those of the Company’s other stockholders.

The persons who are issued such Shares may include our directors, officers, employees and consultants, certain of whom may be considered our “affiliates”. Such persons may, but are not required to, sell the Shares they acquire pursuant to this prospectus. If any additional awards are issued to or shares are purchased by affiliates under the Plan, we will file with the Securities and Exchange Commission (the “Commission”) an update to this prospectus naming such person as a selling stockholder and indicating the number of shares such person is offering pursuant to the prospectus. See “Selling Stockholders” below. Our Common Stock is listed on the Nasdaq Capital Market under the symbol “GRDX.” On October 23, 2026, the closing price of the Common Stock on the Nasdaq Capital Market was $5.605 per share.

Because we do not currently satisfy the registrant requirements for use of Form S-3, the amount of Shares that may be reoffered or resold by means of this prospectus by each Selling Stockholder, and any other person with whom such Selling Stockholder is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any of the proceeds from sales of the Shares by any of the Selling Stockholders. The Shares may be offered from time to time by any or all of the Selling Stockholders through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as such Selling Stockholder may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” Sales may be made through brokers or to dealers, who are expected to receive customary commissions or discounts. We are paying all expenses of registration incurred in connection with this offering but the Selling Stockholders will pay all brokerage commissions and other selling expenses.

The Selling Stockholders and participating brokers and dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares of those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISKS AND OTHER FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 26, 2026.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement. We have not authorized any person to give any information or to make any representations other than those contained or incorporated by reference in this prospectus, and, if given or made, you must not rely upon such information or representations as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than our shares of Common Stock described in this prospectus or an offer to sell or the solicitation to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information we have included in this prospectus is accurate as of any date other than the date of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus or of any securities registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. We are required to file electronic versions of those materials with the Commission through the Commission’s EDGAR system. The Commission maintains an Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. You can read and copy the reports, proxy statements and other information filed by the Company with the Commission at such Internet site.

This prospectus constitutes part of a Registration Statement on Form S-8 filed on the date hereof (herein, together with all amendments and exhibits, referred to as the “Registration Statement”) by the Company with the Commission under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which we have omitted, in accordance with the rules and regulations of the Commission. You should refer to the full Registration Statement for further information with respect to the Company and our Common Stock.

Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

No person is authorized to give any information or to make any representations, other than those contained in this prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereto.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing.

(i)	our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on May 1, 2026;

(ii)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 27, 2026 and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2026, filed with the SEC on September 18, 2026;

(iii)	our Current Reports on Form 8-K filed with the SEC on January 7, 2026, April 13, 2026, April 24, 2026, April 28, 2026, May 5, 2026, May 14, 2026, May 20, 2026, July 6, 2026, July 7, 2026, July 23, 2026, September 11, 2026, October 7, 2026 and October 23, 2026 (other than portions of those documents furnished and not filed); and

(iv)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed on August 8, 2016 as supplemented and updated by the description of our capital stock set forth in Exhibit 4.20 of our Annual Report on Form 10-K for the year ended December 31, 2025, filed on May 1, 2026, including any amendment or reports filed for the purposes of updating this description.

All documents that we filed with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this prospectus that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting Chief Financial Officer, c/o GridAI Technologies Corp., at 433 Plaza Real, Suite 275, Boca Raton, FL 33432. Our telephone number is (561) 589-7020. Information about us is also available at our website at https://grid-ai.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and the documents incorporated herein by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “target”, “potential”, “will”, “would”, “could”, “should”, “continue” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

●	our ability to maintain compliance with the continued listing requirements of The Nasdaq Capital Market;

●	our ability to satisfy our existing payment obligations and other obligations as they become due;

●	the impact of geopolitical events, including the war in Ukraine and conflicts in the Middle East, on our operations, access to capital, supply chain, third-party relationships and broader market conditions;

●	the availability of capital to satisfy our working capital requirements;

●	our current and future capital requirements and our ability to raise additional funds to satisfy those requirements;

●	the impact of the completed rescission transaction involving our former IMGX subsidiary, including any retained or assumed liabilities and related accounting and operational effects;

●	the accuracy of our estimates regarding expenses, future revenue and capital requirements

●	our ability to continue operating as a going concern;

●	our ability to operate, develop and expand the Grid AI and AMPX business;

●	our plans to preserve, develop or commercialize our retained legacy biopharmaceutical assets, including Adrulipase;

●	our ability to initiate, continue and complete clinical trials and other development activities for Adrulipase;

●	regulatory developments in the United States and foreign jurisdictions;

●	the performance of our third-party vendors, service providers, consultants, collaborators, contract research organizations, contract development and manufacturing organizations and other third parties with whom we conduct business;

●	our ability to obtain and maintain intellectual property protection for our core assets and technologies;

●	the size of the potential markets for our products, technologies and product candidates and our ability to serve those markets;

●	the rate and degree of market acceptance of our products, technologies and product candidates;

●	the success of competing products, technologies and product candidates developed or commercialized by others;

●	our ability to attract and retain key management, technical, operational, scientific and development personnel; and

●	other risks and uncertainties, including those listed in the “Risk Factors” section of this prospectus and the documents incorporated by reference herein.

These forward-looking statements are only predictions and we may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, so you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. We have included important factors in the cautionary statements included in this prospectus, as well as certain information incorporated by reference into this prospectus and any documents incorporated by reference herein, that could cause actual future results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

Discussions containing these forward-looking statements may be found, among other places, in the sections titled “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference from our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our most recent Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026, as well as any amendments thereto, filed with the SEC. Additional factors are discussed under the caption “Risk Factors” in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

You should read this prospectus, and any documents incorporated by reference hereto, with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our periodic reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including all documents incorporated by reference. In particular, attention should be directed to our “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus, including any documents incorporated by reference hereto, and the financial statements and related notes thereto contained herein or otherwise incorporated by reference hereto. In this prospectus, unless otherwise stated or the context otherwise requires, references to “GridAI”, “Company”, “we”, “us”, “our” or similar references mean GridAI Technologies Corp. and its subsidiaries on a consolidated basis, and any references to “Entero Therapeutics, Inc.” mean GridAI prior to our name change effective December 1, 2025. References to “Grid AI Corp.” refer to Grid AI Corp., a Nevada corporation and our wholly owned subsidiary. References to “AMPX” refer to AMPX UK Holdings, a Cayman Islands company of which Grid AI Corp. holds a 75% ownership interest. References to “ImmunogenX” refer to ImmunogenX, LLC (formerly ImmunogenX, Inc.), which was previously a wholly owned subsidiary of the Company and was disposed of on December 31, 2025, in connection with the rescission transaction.

Overview

GridAI Technologies Corp., formerly known as Entero Therapeutics, Inc., is a diversified technology and life sciences company operating through two principal areas: (i) energy orchestration and grid optimization software solutions through our subsidiary Grid AI Corp. and (ii) legacy biopharmaceutical development activities centered on Adrulipase for the treatment of exocrine pancreatic insufficiency. Effective December 1, 2025, the Company changed its name from “Entero Therapeutics, Inc.” to “GridAI Technologies Corp.” and changed its Nasdaq trading symbol from “ENTO” to “GRDX.”

On September 30, 2025, the Company completed a share exchange transaction pursuant to which it acquired 100% of the outstanding equity interests of Grid AI Corp., a Nevada corporation. At the time of the acquisition, Grid AI Corp. owned 75% of the issued and outstanding equity interests of AMPX UK Holdings, a Cayman Islands company, which holds the operating subsidiary AMPX Limited. Following the transaction, Grid AI Corp. and its subsidiaries, including AMPX, became consolidated subsidiaries of the Company.

Grid AI Corp. continues to operate as a separate operating business, and the Company does not currently anticipate significant operational integration between its AI business and its legacy biopharmaceutical business. Any anticipated efficiencies from the transaction are expected to result primarily from shared corporate infrastructure rather than the integration of operating activities. The goodwill recognized is primarily attributable to the expected benefits associated with shared corporate overhead, management resources, assembled workforce and expected future economic benefits. During the second quarter of 2026, the Company identified impairment indicators associated with the Grid AI Corp. reporting unit, including lower-than-projected operating results and delays in commercialization and customer contract execution, and performed a quantitative goodwill impairment assessment. As a result of this assessment, the Company recorded a non-cash goodwill impairment charge of approximately $10.1 million during the second quarter of 2026. Accordingly, the charge is reflected in both the three and six months ended June 30, 2026.

Grid AI Corp. develops software and services designed to accelerate power availability and optimize energy infrastructure for artificial intelligence (AI) data centers and other large energy users. Grid AI Corp. is currently in the development stage of an AI data center platform. This platform aims to use and optimize distributed energy resources, including battery energy storage systems, on-site generation, and grid interconnections. Currently, there is no revenue generated from this AI data center platform. Following the completion of the share exchange transaction on September 30, 2025, Grid AI Corp. has worked towards further establishing its commercial pipeline through consulting-led engagements and targeted business development initiatives, including the engagement of key personnel and strategic advisors to pursue opportunities in the AI data center and energy optimization markets. Grid AI Corp.’s commercial pipeline is continuing to develop these efforts. Grid AI’s commercial pipeline was further expanded through the addition of new prospective customers at the start of the second quarter of 2026 as new industry data indicated that delays in the U.S. AI high-performance computing data center market were driven primarily by the lack of available power from electric utilities rather than hardware supply constraints. Concurrent federal and state legislative activity requiring hyperscalers to source their own behind-the-meter power created heightened awareness of the power availability constraint that Grid AI’s platform is designed to solve. Grid AI Corp. and GridAI Technologies Corp. began utilizing established and new industry relationships across energy generation and storage, real estate, and related areas to pursue discussions with project consultants and potential customers.

For the year ended December 31, 2025, the Company’s consolidated financial statements include the post-acquisition results of Grid AI Corp. and AMPX beginning on September 30, 2025. Prior to the Grid AI Corp. acquisition, the Company operated primarily as a clinical-stage biopharmaceutical company focused on targeted, non-systemic therapies for gastrointestinal diseases. Non-systemic therapies are non-absorbable drugs that act locally, such as in the intestinal lumen, skin or mucosa, without reaching an individual’s systemic circulation. In May 2024, the Company changed its name from First Wave BioPharma, Inc. to Entero Therapeutics, Inc.

The Company’s continuing legacy biopharmaceutical focus is Adrulipase, a recombinant lipase enzyme designed to enable the digestion of fats and other nutrients in patients with exocrine pancreatic insufficiency, including patients with cystic fibrosis and chronic pancreatitis. The Company plans to continue development activities relating to Adrulipase. The Company’s former Latiglutenase and CypCel programs were part of the ImmunogenX business, which was disposed of on December 31, 2025 in connection with the rescission transaction described below. The Company has also discontinued its Capeserod and Niclosamide programs. The Company terminated its license agreement with Sanofi relating to Capeserod on February 26, 2025 and no further payments were due thereunder.

In March 2025, the Company entered into a rescission agreement with ImmunogenX, LLC, formerly a wholly owned subsidiary of the Company, and the former shareholders of ImmunogenX. Under the rescission transaction, the parties agreed to unwind the Company’s prior acquisition of ImmunogenX by rescinding the previously issued Common Stock and Series G Preferred Stock issued in the transaction, conveying the equity interests of ImmunogenX back to the former ImmunogenX shareholders, and canceling the assumed ImmunogenX options and warrants. The Company retained approximately $695,814 of ImmunogenX accounts payable, while ImmunogenX remained responsible for approximately $9.3 million of secured debt and certain other obligations. The rescission transaction closed on December 31, 2025. Following the closing, ImmunogenX ceased to be a subsidiary of the Company, and the Company no longer held any ownership interest in that business.

As a result, as of December 31, 2025 and through the date of this prospectus, the Company’s operations consist of (i) its newly acquired subsidiary, Grid AI Corp., and (ii) its continuing Adrulipase development program, which is conducted through its wholly owned subsidiary, First Wave Bio, Inc., together with related corporate activities. In addition, the Company is engaged in discussions on an ongoing basis with potential acquisition or merger targets, including businesses operating in industries unrelated to the Company’s current operations. The Company has not entered into any definitive agreement with respect to any such potential transactions, and there can be no assurance that the Company will enter into any such agreement or that any potential acquisition or merger will be consummated on the terms currently under discussion, or at all.

We have incurred significant losses and negative cash flows from our operations since inception. As of June 30, 2026, we had an accumulated deficit of approximately $224.9 million and negative working capital of approximately $11.8 million. As of December 31, 2025, we had an accumulated deficit of approximately $208.8 million and negative working capital of approximately $12.6 million. Based on our historical and anticipated rate of cash expenditures, we do not anticipate our existing working capital will be sufficient to sustain our business through the commercialization of our product candidates or the execution of our current business plan. Therefore, we are dependent on obtaining additional funding from outside sources, including equity or debt financings, warrant exercises, strategic transactions, commercial arrangements, or other sources of financing, in order to continue our operations. We cannot provide assurance that additional financing will be available to us and, if available, that it will be completed on a timely basis, on acceptable terms or at all. If we are unable to obtain sufficient financing when needed, it would negatively impact our business and operations, which could cause the price of our Common Stock to decline or ultimately force us to reduce, suspend or cease operations.

To date, we have generated limited revenue and have experienced net losses and negative cash flows from operations. Our historical operations were funded primarily through sales of equity securities, equity-linked securities and debt financings. In 2025, our business changed significantly as a result of the acquisition of Grid AI Corp. and the completion of the rescission transaction involving ImmunogenX, LLC. Notwithstanding those transactions, as of June 30, 2026, we remained dependent on external sources of capital to fund our operations, satisfy our obligations and execute our business plan. Our capital requirements reflect the combined needs of both the AI segment and the GI segment, including funding for platform development, operations and integration activities within the AI segment and potential future development activities within the GI segment.

As of June 30, 2026, we had cash and cash equivalents of approximately $1.4 million. As of December 31, 2025, we had cash and cash equivalents of approximately $0.9 million. During the three months ended June 30, 2026 and the years ended December 31, 2025 and 2024, we incurred net losses of approximately $13.0 million, $6.6 million and $18.1 million, respectively. We have not yet achieved profitability and expect to continue to incur losses for the foreseeable future. Our future capital needs will depend on a number of factors, including the operating requirements of the GridAI and AMPX business, our corporate overhead, debt service obligations, public company costs and the extent to which we seek to preserve, resume or advance development activities relating to Adrulipase.

Our independent auditors, in their reports dated May 1, 2026 and April 1, 2025 with respect to our financial statements for the years ended December 31, 2025 and 2024, respectively, included explanatory paragraphs expressing substantial doubt regarding our ability to continue as a going concern. The going concern disclosures reflected, among other factors, the Company’s recurring operating losses, negative operating cash flows, accumulated deficit, limited liquidity position and dependence on additional financing to fund operations and execute its business plan.

During 2025 and the six months ended June 30, 2026, the Company underwent significant operational and strategic changes, including the acquisition of Grid AI Corp., the rescission transaction involving ImmunogenX, LLC, the continued integration and commercialization efforts associated with the GridAI and AMPX business, and multiple financing transactions. Notwithstanding these developments, the Company continued to experience operating losses and remained dependent on external financing sources to support operations, satisfy obligations and execute its business plan. During the second quarter of 2026, the Company identified impairment indicators associated with the Grid AI Corp. reporting unit and recorded a goodwill impairment charge of approximately $10.1 million.

In connection with the acquisition of Grid AI Corp. the Company issued 38,801.546 shares of the Company’s Series H Non-Voting Convertible Preferred Stock (the “Series H Preferred Stock”). Each share of Series H Preferred Stock is convertible into 1,000 shares of the Company’s Common Stock, subject to stockholder approval, achievement of certain milestones and certain beneficial ownership limitations, which prohibit a holder from converting shares of Series H Preferred Stock into Common Stock to the extent that, after giving effect to such conversion, such holder and its affiliates would beneficially own more than a specified percentage (as elected by the holder between 4.9% and 19.9%) of the outstanding shares of Common Stock. As of the date of this prospectus, the applicable milestones have not been achieved and the required stockholder approval has not been obtained. Accordingly, the Series H Preferred Stock is not currently convertible into shares of Common Stock. The Company is currently considering to amend the milestones, including removing or revising some or all of them, and is still planning on holding a stockholder meeting to approve the conversion of the Series H Preferred Stock and any amendments to the Series H Preferred Stock. If the milestones are amended or removed and stockholder approval is obtained, the maximum number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock would be 38,801,546 (based on the 1:1,000 conversion ratio). Based on 8,888,940 shares of Common Stock outstanding as of October 24, 2026, the issuance of 38,801,546 conversion shares would reduce the ownership percentage of holders of the then-outstanding Common Stock from 100% to approximately 18.6% of the total outstanding Common Stock (on a post-conversion basis), representing a dilution of approximately 81.4% in their proportionate ownership and voting power.

Corporate Information

We were incorporated on January 30, 2014 in the State of Delaware under the name AzurRx BioPharma, Inc. In May 2014, we entered into a stock purchase agreement with Protea Biosciences Group, Inc. and its wholly owned subsidiary, Protea Biosciences, Inc., to acquire 100% of the outstanding capital stock of AzurRx SAS, formerly ProteaBio Europe SAS, a wholly owned subsidiary of Protea Biosciences, Inc. The acquisition was completed in June 2014. In October 2016, we completed our initial public offering and listed our Common Stock on the Nasdaq Capital Market.

On September 13, 2021, we completed the acquisition of First Wave Bio, Inc., which became our wholly owned subsidiary. In connection with that acquisition, AzurRx BioPharma, Inc. changed its name to First Wave BioPharma, Inc.

Effective October 26, 2022, our AzurRx SAS subsidiary was dissolved.

On March 13, 2024, we completed our merger with ImmunogenX, Inc. Following the merger, ImmunogenX became part of our corporate structure through ImmunogenX, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company. In May 2024, we changed our name from First Wave BioPharma, Inc. to Entero Therapeutics, Inc.

On March 24, 2025, we entered into a Rescission Agreement with ImmunogenX, LLC and the former shareholders of ImmunogenX, Inc. The rescission transaction was completed on December 31, 2025. Following the closing of that transaction, ImmunogenX, LLC ceased to be a subsidiary of the Company, and we no longer held any ownership interest in that business.

On September 30, 2025, we completed a share exchange transaction pursuant to which we acquired 100% of the outstanding equity interests of Grid AI Corp., a Nevada corporation. At the time of the acquisition, Grid AI Corp. owned 75% of the issued and outstanding equity interests of AMPX, which holds the operating subsidiary AMPX Limited. Following the transaction, Grid AI Corp. and its subsidiaries became consolidated subsidiaries of the Company.

Effective December 1, 2025, we changed our corporate name from Entero Therapeutics, Inc. to GridAI Technologies Corp. In connection with this name change, our Nasdaq trading symbol changed from “ENTO” to “GRDX.”

Our principal executive offices are located at 433 Plaza Real, Suite 275, Boca Raton, Florida 33432. Our telephone number is (561) 589-7020. We maintain a website at www.grid-ai.com. The information contained on our website is not, and should not be interpreted to be, a part of this prospectus.

The Offering

Shares of Common Stock offered by the Selling Stockholders	2,304,158 shares of Common Stock.

Use of proceeds

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of Common Stock covered hereby by the Selling Stockholders. However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon cash exercise by them of their options. We would expect to use these proceeds, if any, for working capital or general corporate purposes. See “Use of Proceeds.”

Terms of this offering; Determination of offering price

The Selling Stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may sell, transfer or otherwise dispose of any or all of the shares of Common Stock offered by this prospectus from time to time on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may offer or sell the shares of Common Stock offered by this prospectus at market prices prevailing at the time of sale, at prices related to prevailing market price or at privately negotiated prices.

The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock might not trade at market prices in excess of the offering price as prices for our Common Stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity. See “Plan of Distribution” for more information.

Nasdaq symbol	Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GRDX”.

Risk Factors	Investing in our securities involves significant risks. Before making a decision whether to invest in our securities, please read the information contained in or incorporated by reference under the heading “Risk Factors” in this prospectus, the documents we have incorporated by reference herein, including any prospectus supplement incorporated herein, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information”.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, including the shares of Common Stock offered by this prospectus, you should read and carefully consider the risks and uncertainties described under “Risk Factors” described below, in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and in our other filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference herein. If any of these risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected and we may not be able to achieve our goals, the value of our securities could decline and you could lose some or all of your investment. Much of the business information, as well as the financial and operational data contained in our risk factors, are updated by our periodic reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are also incorporated by reference into this prospectus as described elsewhere in this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations or our Company. See also “Cautionary Note Regarding Forward-Looking Statements.” If any of these risks occur, our business, results of operations, financial condition or prospects could be harmed. In that event, the market price of our Common Stock could decline, and you could lose all or part of your investment.

We have identified a material weakness in our internal control over financial reporting, which could adversely affect our ability to report our financial condition and results of operations in a timely and accurate manner.

As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2025, and our Quarterly Report for the period ended June 30, 2026 our management identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. This material weakness could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement of our consolidated financial statements that would not be prevented or detected. We are working to remediate the material weakness; however, there can be no assurance as to when the remediation will be completed or that additional material weaknesses will not be identified in the future. If we are unable to remediate the material weakness in a timely manner, or if additional material weaknesses are identified, our ability to report our financial results on a timely and accurate basis may be adversely affected, which could result in late filings of our annual and quarterly reports, restatements of our consolidated financial statements, a loss of public confidence in our financial reporting, a decline in the market price of our Common Stock, potential delisting from the Nasdaq Capital Market, or other regulatory consequences.

Our current dependency on external funding for our operations raises a substantial doubt about our ability to continue as a going concern. If we do not continue as a going concern, investors could lose their entire investment.

The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. We have incurred significant operating losses and negative cash flows from operations since inception. As of June 30, 2026, we had cash and cash equivalents of approximately $1.4 million and an accumulated deficit of approximately $224.9 million. We have incurred recurring losses, experienced recurring negative operating cash flows and require significant additional capital to execute our business plan.

On May 18, 2026, we completed two financing transactions providing for aggregate gross proceeds of approximately $7.8 million. At the closings, we received aggregate gross proceeds of approximately $3.6 million, with approximately $4.2 million of additional subscription consideration payable after the closings pursuant to the applicable financing agreements and with additional proceeds potentially available upon future exercise of related warrants, subject to their terms and conditions. In addition, on July 7, 2026, we completed an additional financing transaction providing for aggregate gross proceeds of approximately $8.5 million. At the closing, we received aggregate gross proceeds of approximately $0.43 million with approximately $8.1 million of additional subscription consideration payable after the closing pursuant to the applicable financing agreement and with additional proceeds potentially available upon future exercise of related warrants, subject to their terms and conditions. During October 2026, the Company received additional payments from investors participating in these previously executed financings. Our independent auditors have included explanatory paragraphs in their reports expressing substantial doubt regarding our ability to continue as a going concern.

Historically, our primary sources of capital have consisted of proceeds from public and private offerings of equity securities, equity-linked securities and debt financings. We remain dependent on obtaining additional financing from external sources in order to continue funding operations, satisfy obligations, support commercialization activities associated with the GridAI and AMPX business, and continue any future development activities relating to Adrulipase. There can be no assurance that additional financing will be available on acceptable terms, on a timely basis, or at all.

We have been, and are expected to continue, exploring various potential strategies available including but not limited to raising capital, restructuring our indebtedness and identifying and evaluating potential strategic alternatives but there can be no assurance that these efforts will be successful, that the Company will be able to raise necessary capital on acceptable terms, reach agreement with lenders, or that the strategic review process will result in the Company pursuing any transaction or that any transaction, if pursued, will be completed on attractive terms or at all. We are evaluating all potential strategic options, including a merger, reverse merger, sale, wind-down, liquidation and dissolution or other strategic transaction. Additionally, there can be no assurances that any particular course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated or lead to increased stakeholder value or that it will make any cash distributions to stockholders. Any failure in these efforts could force us to delay, limit or terminate operations, make reductions in our workforce, discontinue research and development programs, liquidate all or a portion of assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

Without adequate working capital, we may not be able to meet our obligations and continue as a going concern. We believe that additional capital will be needed to begin a Phase 3 clinical trial for Adrulipase. In this regard, we plan to seek follow-on financing by the end of the fourth quarter of 2026, which will be used solely to fund the Phase 3 trials. If the Company is not able to obtain necessary capital, we may be required to terminate operations, liquidate all or a portion of assets and/or seek bankruptcy protection. As a result, we have concluded that our plans at this stage do not alleviate substantial doubt about the ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We may pursue acquisitions or mergers, including in industries unrelated to our current operations, which could disrupt our business, divert management attention, and have a material adverse effect on our business, financial condition, results of operations, and prospects.

We are engaged in discussions on an ongoing basis with potential acquisition or merger targets, including businesses operating in industries unrelated to the Company's current operations. We have not entered into any definitive agreement with respect to any such potential transactions, and there can be no assurance that we will enter into any such agreement or that any potential acquisition or merger will be consummated on the terms currently under discussion, or at all. Any such transactions, if consummated, could represent a significant expansion of our business into new industries in which we have limited or no operating history. Such a transaction could require the Company to devote substantial management attention and financial resources to integration, operations, regulatory compliance, personnel matters, and other business issues that differ from those the Company currently encounters, and could have a material effect on the Company's business, financial condition, results of operations, and prospects.

In addition, the Company may encounter difficulties in successfully integrating the operations, technologies, products, personnel, or business cultures of an acquired company, and our management may not be able to effectively oversee and operate the combined business. There can be no assurance that any acquisition or merger, if completed, will result in the realization of the anticipated benefits or synergies of such transaction, and the failure to achieve these benefits could have a material adverse effect on the Company's business, financial condition, results of operations, and prospects.

We recorded a significant goodwill impairment charge related to the Grid AI Corp. reporting unit within our AI segment, and further delays in the commercialization of our Grid AI business or failure to achieve our projected operating results could result in additional impairment charges and materially adversely affect our business and results of operations.

During the second quarter of 2026, we identified impairment indicators associated with the Grid AI Corp. reporting unit as a result of lower-than-projected operating results and delays in commercialization and customer contract execution. These developments resulted in delays in the anticipated timing of revenue generation and projected cash flows. As a result, we performed a quantitative goodwill impairment assessment and recorded a non-cash goodwill impairment charge of approximately $10.1 million during the second quarter of 2026, which is reflected in both the three and six months ended June 30, 2026.

Our current commercialization plan reflects a delay in the anticipated timing of revenue and profitability relative to our prior expectations. Management currently expects these revenues and associated cash flows to be delayed rather than eliminated and continues to expect the underlying commercial opportunities to progress. However, our ability to achieve our projected results depends on, among other things, the successful and timely execution of customer and project agreements, conversion of prospective customer opportunities into binding agreements, commencement and energization of projects, customer adoption of our platform, availability of sufficient capital to support our commercialization activities and our ability to successfully execute our overall business plan. There can be no assurance that these events will occur within the anticipated timeframes or at all.

Our goodwill impairment assessment requires management to make significant estimates and assumptions regarding future revenues and cash flows, the timing of commercialization, long-term growth rates, discount rates and other factors. These estimates and assumptions are inherently uncertain and actual results may differ materially from those used in our impairment assessment. If our commercialization activities experience further delays, we are unable to execute customer or project agreements on the anticipated timeline, our actual or projected revenues or cash flows decline, or other adverse changes occur in our business or market conditions, we may be required to recognize additional impairment charges in future periods. Any additional impairment charge could be material and could adversely affect our reported results of operations and financial condition.

Any acquisition or merger may result in the issuance of additional shares of our capital stock, which would dilute the ownership interests of our existing stockholders.

We may issue shares of our Common Stock or other equity securities to finance or consummate any potential acquisition or merger. Any such issuance of additional equity securities would reduce an existing stockholder's percentage ownership interest in the Company and may result in substantial dilution to the existing holders of our Common Stock. In addition, the Company may borrow money or incur debt to finance acquisitions, and such borrowings might not be available on terms as favorable to the Company as its current borrowing terms and could increase the Company's leverage and otherwise adversely affect its financial condition.

Furthermore, the terms of any equity or equity-linked securities issued in connection with an acquisition or merger could include rights, preferences, or privileges senior to those of our Common Stock, including preferential dividend or liquidation rights, anti-dilution protections, or other terms that are disadvantageous to our existing stockholders. As a result, any such transaction could cause stockholders to experience significant dilution in their percentage of ownership of the Company and could cause the per share value of our Common Stock to decline.

A substantial number of shares of Common Stock may be sold in the market following this offering, which may depress the market price for our Common Stock.

Following this offering, a large number of shares of Common Stock may be sold in the market, which may depress the market price of our Common Stock. Sales of a substantial number of shares of our Common Stock in the public market following this offering could cause the market price of our Common Stock to decline. A substantial majority of the outstanding shares of our Common Stock are, and the shares of Common Stock issuable upon exercise of warrants issued by us will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), unless owned or purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

Future sales of our Common Stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of Common Stock or other types of our securities in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our securities or the effect, if any, that future sales and issuances of our securities will have on the market price of our Common Stock. Sales of substantial amounts of our securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock. In addition, these sales may be dilutive to existing stockholders.

If shares of our Common Stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our shares of Common Stock is less than $5.00 per share, our Common Stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our Common Stock, and therefore stockholders may have difficulty selling their shares. In addition, the regulations relating to penny stocks, coupled with the typically higher cost per trade to the investor of penny stocks due to factors such as broker commissions generally representing a higher percentage of the price of a penny stock than of a higher-priced stock, would further limit the ability of investors to trade in our Common Stock.

USE OF PROCEEDS

The Common Stock to be offered and sold using this prospectus will be offered and sold by the Selling Stockholders named in this prospectus. Accordingly, we will not receive any proceeds from any sale or disposition of shares of Common Stock held by the Selling Stockholders pursuant to this prospectus. However, we will receive the exercise price of any Common Stock issued to the Selling Stockholders upon cash exercise by them of their options.

We intend to use the net proceeds, if any, for working capital or general corporate purposes. We have agreed to pay the expenses of registration of these shares.

SELLING STOCKHOLDERS

The following table presents information regarding (a) the names and position or positions with the Company of each Selling Stockholders, (b) the aggregate of (i) the number of shares of Common Stock held by each Selling Stockholder as of the date of this prospectus (including shares purchased pursuant to the Plan) and (ii) the number of shares of Common Stock issuable upon exercise of options or upon vesting of restricted stock units granted to each Selling Stockholder under the Plan that are being registered pursuant to this Registration Statement for resale by each Selling Stockholder as of the date of this prospectus; (c) the number of shares of Common Stock that each Selling Stockholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Stockholder has a present intention to do so; and (d) the number of shares of Common Stock to be owned by each Selling Stockholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Common Stock by such Selling Stockholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

To our knowledge, none of our officers and directors have a present intention to offer shares of Common stock for sale, although they retain the right to do so.

Because we do not currently satisfy the registrant requirements for use of Form S-3, the number of Shares that each Selling Stockholder, together with any other person with whom such Selling Stockholder is acting in concert for the purpose of selling our securities, may sell pursuant to this prospectus during any three-month period may not exceed the amount specified in Rule 144(e) under the Securities Act. Accordingly, the number of Shares set forth in the table below under “Maximum Number of Shares Offered for Resale Pursuant to this Prospectus” represents the aggregate number of Shares that a Selling Stockholder may offer over time, and not the number of Shares that may be sold during any single three-month period.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

	Principal Position with the Company	Shares of Common Stock Beneficially Owned		Maximum Number of Shares Offered for Resale Pursuant to		Shares of Common Stock Beneficially Owned After this Offering(3)
Name of Selling Stockholder		Prior to this Offering(1)(2)(3)		this Prospectus		Number (3)	Percent (4)
Jason Sawyer	CEO and Director	1,080,000		1,080,000		-	-%
Anna Skowron	Interim CFO	315,000		315,000		-	-
Edward J. Borkowski	Director	259,014	(5)	258,966	(5)	48	*
Reem Chalhoub	Controller	50,000		50,000		-	-
Jack Syage	Director	80,000		80,000		-	-
Manpreet Uppal	Former Director	60,000		60,000		-	-
Geordan Pursglove	Director	140,000		140,000		-	-
Donald Lee Solt Jr.	Consultant	70,528		70,528		-	-
Jason Coles	Consultant	45,000		45,000		-	-
Martin Krusin-Elbaum	Consultant	2,950		2,950		—	—
Romy Seth	Consultant	98,357		98,357		—	—
Lacarya Scott	Consultant	98,357		98,357		—	—
Konrad Kakolewski	Consultant	5,000		5,000		-	-

* Less than 1%.

(1)	The number of shares owned prior to resale by each Selling Stockholder includes (i) shares of Common Stock owned, (ii) shares of Common Stock underlying restricted stock units granted to such Selling Stockholder pursuant to the Plan, and (iii) shares of Common Stock issuable upon exercise of stock options granted to such Selling Stockholder pursuant to the Plan.

(2)	The information set forth in the table below is based upon information obtained from the Selling Stockholders.

(3)	Includes shares of Common Stock which are not being offered pursuant to this prospectus.

(4)	All percentage calculations are based on 8,888,940 shares of Common Stock outstanding as of October 24, 2026 and are rounded to the nearest tenth of a percent and assume for each Selling Stockholder the sale of all shares offered by that particular Selling Stockholder pursuant to this prospectus.

(5)	Includes 100,000 shares of Common Stock underlying outstanding stock options.

The Company may supplement this prospectus from time to time as required by the rules of the Commission to include certain information concerning the security ownership of the Selling Stockholders or any new Selling Stockholders, the number of securities offered for resale and the position, office or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Stockholder” means and includes:

●	the persons identified in the table above as the Selling Stockholders;

●	those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Plan or be eligible to purchase shares under the Plan; and

●	any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the shares of our Common Stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The shares of our Common Stock offered by this prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Common Stock offered hereby. The distribution of the Common Stock by the Selling Stockholders may be effected: in one or more transactions that may take place on The Nasdaq Capital Market (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on The Nasdaq Capital Market; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be affected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our Common Stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our Common Stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our Common Stock. The broker-dealer may then resell or otherwise transfer such shares of Common Stock pursuant to this prospectus.

The Selling Stockholders also may lend or pledge shares of our Common Stock to a broker-dealer. The broker-dealer may sell the shares of Common Stock so lent, or upon a default the broker-dealer may sell the pledged shares of Common Stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. Because we do not currently satisfy the registrant requirements for use of Form S-3, sales by each Selling Stockholder pursuant to this prospectus, together with sales by any other person with whom such Selling Stockholder is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act.

The Selling Stockholders have not advised us that they have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. We are not aware of any underwriter or coordinating broker acting in connection with the proposed sale of shares of Common Stock the Selling Stockholders.

Although the shares of Common Stock covered by this prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Common Stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the Common Stock offered hereby may not simultaneously engage in market making activities with respect to the Common Stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the Common Stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Common Stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the Common Stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of Common Stock offered pursuant to this prospectus. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been incorporated by reference in reliance upon the report of Macias Gini & O’Connell LLP, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing. The audit report dated May 1, 2026 for the audited consolidated financial statements for the fiscal year ended December 31, 2025 includes an explanatory paragraph which states that certain circumstances raise substantial doubt about our ability to continue as a going concern. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Macias Gini & O’Connell LLP pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Amended and Restated Bylaws

Pursuant to our bylaws, our directors and officers will be indemnified to the fullest extent allowed under the laws of the State of Delaware for their actions in their capacity as our directors and officers.

We must indemnify any person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) by reason of the fact that he is or was a director, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees) (“Expenses”) actually and reasonably incurred by him in connection with such Proceeding if: (a) he conducted himself in good faith, and: (i) in the case of conduct in his own official capacity with us, he reasonably believed his conduct to be in our best interests, or (ii) in all other cases, he reasonably believes his conduct to be at least not opposed to our best interests; and (b) in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

We must indemnify any person made a party to any Proceeding by or in the right of us, by reason of the fact that he is or was a director, against reasonable expenses actually incurred by him in connection with such proceeding if he conducted himself in good faith, and: (a) in the case of conduct in his official capacity with us, he reasonably believed his conduct to be in our best interests; or (b) in all other cases, he reasonably believed his conduct to be at least not opposed to our best interests; provided that no such indemnification may be made in respect of any proceeding in which such person shall have been adjudged to be liable to us.

No indemnification will be made unless authorized in the specific case after a determination that indemnification of the director is permissible in the circumstances because he has met the applicable standard of conduct.

Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by us in advance of the final disposition of such Proceeding in certain cases.

We have the power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent or is or was serving at our request as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the amended and restated bylaws.

Delaware Law

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of us or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our Common Stock. These purchasers will purchase our Common Stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

2,304,158 Shares of Common Stock

GRIDAI TECHNOLOGIES CORP.

PROSPECTUS

October 26, 2026

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are “incorporating by reference” in this prospectus certain documents we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the Commission and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the Commission and they are incorporated herein by reference as of their respective dates of filing:

●	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on May 1, 2026;

●	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 27, 2026 and our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2026, filed with the SEC on September 18, 2026;

●	The Company’s Current Reports on Form 8-K filed with the SEC on January 7, 2026, April 13, 2026, April 24, 2026, April 28, 2026, May 5, 2026, May 14, 2026, May 20, 2026, July 6, 2026, July 7, 2026, July 23, 2026, September 11, 2026, October 7, 2026 and October 23, 2026 (other than portions of those documents furnished and not filed); and

●	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed on August 8, 2016 as supplemented and updated by the description of our capital stock set forth in Exhibit 4.20 of our Annual Report on Form 10-K for the year ended December 31, 2025, filed on May 1, 2026, including any amendment or reports filed for the purposes of updating this description.

All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this prospectus that indicate that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. None of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or any corresponding information, either furnished under Item 9.01 or included as an exhibit therein, that we may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this prospectus, except as otherwise expressly set forth in the relevant document. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost (other than exhibits, unless such exhibits are specifically incorporated by reference), by contacting Chief Financial Officer, c/o GridAI Technologies Corp., at 433 Plaza Real, Suite 275, Boca Raton, FL 33432. Our telephone number is (561) 589-7020. Information about us is also available at our website at https://grid-ai.com. However, the information in our website is not a part of this prospectus and is not incorporated by reference.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Amended and Restated Bylaws

Pursuant to our bylaws, our directors and officers will be indemnified to the fullest extent allowed under the laws of the State of Delaware for their actions in their capacity as our directors and officers.

We must indemnify any person made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (“Proceeding”) by reason of the fact that he is or was a director, against judgments, penalties, fines, settlements and reasonable expenses (including attorney’s fees) (“Expenses”) actually and reasonably incurred by him in connection with such Proceeding if: (a) he conducted himself in good faith, and: (i) in the case of conduct in his own official capacity with us, he reasonably believed his conduct to be in our best interests, or (ii) in all other cases, he reasonably believes his conduct to be at least not opposed to our best interests; and (b) in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful.

We must indemnify any person made a party to any Proceeding by or in the right of us, by reason of the fact that he is or was a director, against reasonable expenses actually incurred by him in connection with such proceeding if he conducted himself in good faith, and: (a) in the case of conduct in his official capacity with us, he reasonably believed his conduct to be in our best interests; or (b) in all other cases, he reasonably believed his conduct to be at least not opposed to our best interests; provided that no such indemnification may be made in respect of any proceeding in which such person shall have been adjudged to be liable to us.

No indemnification will be made unless authorized in the specific case after a determination that indemnification of the director is permissible in the circumstances because he has met the applicable standard of conduct.

Reasonable expenses incurred by a director who is party to a proceeding may be paid or reimbursed by us in advance of the final disposition of such Proceeding in certain cases.

We have the power to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee, or agent or is or was serving at our request as an officer, employee or agent of another corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the amended and restated bylaws.

Delaware Law

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have entered, and intend to continue to enter, into separate indemnification agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of us or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

The shares of Common Stock that may be reoffered and resold pursuant to the Reoffer Prospectus that constitute “restricted securities” were issued to the Selling Stockholders, each of whom was a director, officer, employee or consultant of the Company at the time of issuance, upon the exercise of options or the settlement of awards granted under the Plan prior to the filing of this Registration Statement. Such shares were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions by an issuer not involving a public offering. Each recipient had access, by virtue of his or her relationship with the Company, to information concerning the Company, acquired the shares for investment purposes and not with a view to distribution, and the shares are subject to restrictive legends or stop-transfer instructions. No underwriter was involved and no commissions were paid in connection with such issuances.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on this 26th day of October, 2026.

GRIDAI TECHNOLOGIES CORP.

By:	/s/ Jason D. Sawyer
Jason D. Sawyer
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason D. Sawyer and Anna Skowron , and each of them, his or her attorney-in-fact, with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason D. Sawyer	Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2026
Jason D. Sawyer

/s/ Anna Skowron	Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 26, 2026
Anna Skowron

/s/ Edward J. Borkowski	Director	October 26, 2026
Edward J. Borkowski

/s/ Jack Syage	Director	October 26, 2026
Jack Syage

/s/ Geordan G. Pursglove	Director	October 26, 2026
Geordan G. Pursglove

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Company’s Amendment No. 1 to Registration Statement on Form S-1 filed with the SEC on July 29, 2016).

5.1*	Opinion of Sichenzia Ross Ference Carmel LLP.

23.1*	Consent of Macias Gini & O’Connell LLP.

23.2*	Consent of Sichenzia Ross Ference Carmel LLP (filed as part of Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-8).

99.1	2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 16, 2020).

99.2	Amendment to the 2020 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2023)

107*	Calculation of Filing Fee Table.

* Filed herewith.